                                                                      Exhibit 99

"I agreed to join the Board of Directors of DDSI on December 11, 2001. I attended one special board meeting, at which I offered several motions intended to: Identify and fulfill company representations to shareholders; lower operating costs; prioritize company objectives; streamline product development; forbid further floorless convertible debenture financing; facilitate the filing of a Form SB-2 which when accepted would actuate an equity line of credit; and expedite the collection of receivables including a $180,000 personal loan owed to the Company by Mr. and Mrs. Cohn. Prior to voting on these measures, the two other independent board members resigned, stating personal reasons. The three remaining directors - myself, Mr. Garrett Cohn (the Chairman), and his wife, Mrs. Myrna Cohn - then voted on my motions. These motions were defeated by votes of two to one, with myself voting in favor. The meeting was then adjourned.

"One day later, Mr. Cohn attempted to call a second special board meeting for the stated purpose of placing three new directors on the board and accepting $800,000 in floorless convertible debentures which would further dilute the common shares by at least 40,000,000 shares. After consultation with a qualified law firm specializing in SEC matters, I objected to the meeting in writing on the grounds that I could not attend, that proper notice was not given, and that Mr. and Mrs. Cohn did not constitute a quorum and therefore did not have the authority to act. I later learned that Mr. Cohn held the meeting over my objections, and that he and his wife, Mrs. Cohn, voted unanimously to accept the floorless convertible debenture funding. When I learned that this apparently illegal meeting took place, I resigned as director.

"My resignation was a direct result of my disagreement with Company management on its policies, practices and procedures. It is my belief that the Company has failed to fulfill certain representations. I withdraw my vote of confidence in its officers, directors and managers."